Exhibit 99.2

BeiGene Provides Update on Phase 2 Clinical Trial of Zanubrutinib in Patients with
COVID-19-Related Pulmonary Distress
Trial did not meet the co-primary efficacy endpoints; no new safety signals identified

CAMBRIDGE, Mass. and BEIJING, China, April 8, 2021 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced that the Phase 2 trial evaluating BRUKINSA® (zanubrutinib) in patients hospitalized with respiratory symptoms of COVID-19, requiring supplemental oxygen without mechanical ventilation, did not meet the co-primary efficacy endpoints of respiratory failure-free survival or reduction in days on oxygen as compared to placebo. There were no new or additional safety signals for zanubrutinib identified in the trial.

“I am proud of the work by our teams at BeiGene and our research partners to further the understanding of the potential for BTK-inhibition against COVID-19-related respiratory distress. While the outcome of this Phase 2 trial is disappointing, I am heartened by the speed at which we mobilized to launch a clinical trial to explore if zanubrutinib might be able to help in the global fight against COVID-19,” said Jane Huang, M.D., Chief Medical Officer, Hematology, at BeiGene. “Our mission has been to explore ways we can help patients around the world, supported by scientific rigor and well-designed and executed trials like this.”

BeiGene expects to submit these data for scientific presentation or publication in the future.

About the BGB-3111-219 Trial of Zanubrutinib for Patients with COVID-19

BeiGene initiated patient enrollment in a Phase 2 trial in the U.S. evaluating zanubrutinib for the treatment of patients with COVID-19-related pulmonary distress (NCT04382586) in May 2020.

The trial enrolled 67 patients with COVID-19 disease who either required supplemental oxygen or mechanical ventilation. The trial was designed to assess quickly whether treatment with zanubrutinib could help hospitalized patients with COVID-19-related pulmonary distress. Non-mechanically ventilated patients were randomized to receive oral zanubrutinib at 320 mg once daily for 28 days plus supportive care, or placebo plus supportive care. An additional cohort of four patients on mechanical ventilation received zanubrutinib plus supportive care. The trial’s co-primary endpoints were respiratory failure-free survival rate at day 28 and reduction in days on oxygen in the randomized cohort.

About BRUKINSA® (zanubrutinib)

BRUKINSA (zanubrutinib) is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK), discovered by BeiGene scientists. It is currently being evaluated globally in a broad pivotal clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies.

About BeiGene

BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 5,400+ employees around the world are committed to expediting the development of a diverse pipeline of novel therapeutics. We currently market two internally discovered oncology medicines: BTK inhibitor BRUKINSA® (zanubrutinib) in the United States and China, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market additional oncology products in China licensed from Amgen Inc.; Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company; and EUSA Pharma; and have entered a collaboration with Novartis Pharma AG for Novartis to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s expectation to submit the data for scientific presentation or publication in the future. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Craig West	Liza Heapes or Vivian Ni
+1 857-302-5189	+1 857-302-5663 or + 1 857-302-7596
ir@beigene.com	media@beigene.com